                                                                    EXHIBIT 11.1

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       March  31,
                                               -------------------------
                                                  1996           1995
                                               ----------     ----------
Primary:
Weighted average common shares
 outstanding for the period..................    9,377,049     1,026,619
Weighted average shares from assumed
 conversion of preferred stock...............                  5,558,459
Common equivalent shares from
 restricted stock subject to repurchase......      237,557       177,271
Common equivalent shares pursuant to
 Staff Accounting Bulletin No. 83............                    564,411
Common equivalent shares assuming
 conversion of stock options and warrants
 under the treasury stock method.............      758,032       272,314
Shares used in computing per share amounts...   10,372,638     7,599,074
                                               -----------    ----------
Net income (loss)............................  $       959    $      170
Net income (loss) per share..................  $       .09    $      .02
                                               -----------    ----------

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